Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement (Form S-3) of Health and Retirement Properties Trust of (a) our report dated February 9, 1995 with respect to the financial statements and schedules of Health and Retirement Properties Trust included in Health and Retirement Properties Trust's Annual Report (Form 10-K) for the year ended December 31, 1994, and (b) our report dated February 21, 1995 with respect to the consolidated financial statements and schedules of GranCare, Inc. included in GranCare Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1994, all filed with the Securities and Exchange Commission.


                                                            ERNST & YOUNG LLP
Boston, Massachusetts
September 21, 1995